Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Fourth Quarter and Full Year 2023 Results

LEAWOOD, KANSAS - (February 28, 2024) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the fourth quarter and year ended December 31, 2023.

Full Year 2023 Summary

●	Total revenues grew 23% to $4,812.6 million compared to $3,911.4 million for 2022.
●	Net loss improved $577.0 million to $396.6 million, including a non-cash impairment charge related to long-lived assets of $106.9 million, compared to a net loss of $973.6 million for 2022, which included a non-cash impairment charge related to long-lived assets of $133.1 million.
●	Adjusted net loss was $318.8 million, an improvement of $409.1 million compared to 2022.
●	Net loss per diluted share was $2.37 compared to $9.29 for 2022, an improvement of $6.92.
●	Adjusted net loss per diluted share was $1.90 compared to $6.95 for 2022, an improvement of $5.05.
●	Adjusted EBITDA was $425.8 million, an increase of $379.2 million compared to 2022.
●	Net cash used in operating activities was $215.2 million, an improvement of $413.3 million compared to 2022.
●	Non-GAAP Operating Cash Generated (Burn)[1] was $68.3 million, an improvement of $361.9 million compared to 2022.

Fourth Quarter Summary

●	Total revenues grew 11.5% to $1,104.4 million compared to $990.9 million for 2022.
●	Net loss improved to $182.0 million, including a non-cash impairment charge related to long-lived assets of $106.9 million, compared to a net loss of $287.7 million for 2022, which included a non-cash impairment charge related to long-lived assets of $133.1 million.
●	Adjusted net loss was $118.6 million, an improvement of $34.3 million compared to 2022.
●	Net loss per diluted share was $0.83 compared to $2.64 for 2022, an improvement of $1.81.
●	Adjusted net loss per diluted share was $0.54 compared to $1.40 for 2022, an improvement of $0.86.
●	Adjusted EBITDA increased 193% to $42.5 million compared to $14.5 million for 2022.
●	Net cash used in operating activities was $77.8 million.
●	Non-GAAP Operating Cash Generated (Burn)[1] was $(0.8) million.
●	Cash and cash equivalents at December 31, 2023 was $884.3 million.

Commenting on the earnings announcement, Adam Aron, AMC Entertainment Chairman and CEO said, “AMC reported strong results for both the fourth quarter and full year of 2023, once again exceeding Wall Street’s consensus expectations. It was another full year of continued meaningful recovery from the aftermath of the 2020 pandemic, as evidenced by AMC’s full year 2023 revenues growing by 23% over 2022, and AMC’s Adjusted EBITDA growing by some nine times, from $46.6 million in 2022 to $425.8 million in 2023. AMC’s Revenue and Adjusted EBITDA for 2023 were the strongest since pre-pandemic 2019, and for the first time post-pandemic, AMC delivered positive Adjusted EBITDA in each quarter of the year.”

1 Non-GAAP Operating Cash Generated (Burn) is a non-GAAP metric that represents cash generated (burned) before debt servicing costs and before deferred rent payback

Aron continued, “What is particularly noteworthy is how much AMC benefited from our trailblazing industry leading efforts with our highly successful distribution of two concert movies TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. Despite a diminished box office overall, in the fourth quarter compared to the same quarter a year ago, AMC’s Revenue grew by 11.5% and AMC’s Adjusted EBITDA almost tripled. Literally, all of that increase in AMC’s Revenue and EBITDA is attributable to our having shown these two movies in our theatres in the U.S. and internationally. If that is not enough, both movies played to rave critical acclaim: Each received a rare A+ CinemaScore, and the Rotten Tomatoes response was astronomical with Taylor‘s film scoring 99/98 and Beyoncé’s film 97/99. These two movies added greatly to movie theatre ticket sales across our entire industry, as just these two films represented fully one ninth of the complete fourth quarter domestic industry-wide box office. This is a stunning result given that neither of these films were on anyone’s drawing board until mid-year, and that they were the first movies ever distributed by AMC in our entire 103-year history. To that end, our praise for Taylor Swift and Beyoncé Knowles Carter has no limit, and we offer our boundless thanks to these two world class artists for entrusting AMC to collaborate with them as to the theatrical exhibition of their two masterpiece creations.”

Aron added, “Among AMC’s most important accomplishments in 2023 resulted from the attention we devoted to strengthening our balance sheet and bolstering our cash reserves. In full year 2023, AMC reduced the principal balance of its debt by $448.1 million. We also paid off the lion share of our remaining deferred rent obligations which dated back to the early pandemic years. Of enormous significance, in 2023 AMC also raised $865 million of gross cash proceeds through the sale of equity. Along with similar actions to reduce debt and increase cash in prior years, at year-end 2023, AMC actually had less net debt than it had at the start of the pandemic. AMC also had some $884.3 million of year-ending cash reserves. We believe that sizable cash position puts AMC in an enviable position to tackle the challenges that will come our way this year. And looking ahead to 2024, we will not hesitate to continue in our efforts to reduce debt, extend debt maturities and bring in more cash to our treasury as opportunities to do so arise.”

Aron concluded, “It is hardly a secret that the multi-month writers and actors strikes of 2023 crippled Hollywood for months on end, and seriously hurt theatre operators who were forced to wait for delayed movie titles. After three years of hard work by one and all, the domestic industry-wide box office finally was in sight of pre-pandemic levels. In the peak of summer, July 2023, it was up 6% to July of 2019. Clearly, moviegoers flocked to theatres when Hollywood released films in quantity and of quality. Just think BARBIE, OPPENHEIMER and TAYLOR SWIFT | THE ERAS TOUR among so many others. But the strikes clearly interrupted that momentum. The fourth quarter domestic industry-wide box office was down 35% versus pre-pandemic 2019. The January/February 2024 domestic industry-wide box office was down about 45% versus the same months of pre-pandemic 2020. We point this out, because importantly we think the strike impacts will only be short-term in nature. AMC believes that the box office will start to strengthen again as soon as this coming month of March, in some of the summer months and especially in the latter third of this year. And over the medium term, we are both bullish and optimistic. With all the caveats that no one’s crystal ball is perfect, we currently expect that the industry box office in 2025 will grow by $1 to $2 billion, or more, in size over 2024.”

Aron said in summary, “Knowing though that there will be strike-caused challenges, especially early in 2024, we have implemented decisive measures to strategically position the company to successfully navigate what we believe is only a temporary setback and re-establish our longer-term recovery trajectory. AMC has tightened operating hours, mitigated costs, right-sized our theatre portfolio, pushed the innovation envelope in merchandise and food & beverage sales, as well as established a new revenue stream with concert movie distribution. Most importantly, we have increased our liquidity and strengthened our balance sheet through equity capital raising, debt exchanges and debt repurchases at a discount. As a result of our capital markets activities, since the beginning of 2023 AMC raised $865 million in gross cash proceeds and reduced the principal balance of our debt and deferred rent liabilities by $566 million, or nearly $1 billion over the last two years. Given AMC’s proven ability to thread the needle in coping with one Herculean challenge after another, we are confident in our company’s future.”

Key Financial Results (presented in millions, except operating data)

	Quarter Ended December 31,			Year Ended December 31,
	2023	2022	Change	2023	2022	Change
GAAP Results
Revenue	$1,104.4	$990.9	11.5%	$4,812.6	$3,911.4	23.0%
Net loss	$(182.0)	$(287.7)	$105.7	$(396.6)	$(973.6)	$577.0
Net cash used in operating activities	$(77.8)	$(33.3)	$(44.5)	$(215.2)	$(628.5)	$413.3
Diluted loss per share	$(0.83)	$(2.64)	$1.81	$(2.37)	$(9.29)	$6.92
Non-GAAP Results*
Total revenues (2022 constant currency adjusted)	$1,092.7	$990.9	10.3%	$4,801.3	$3,911.4	22.8%
Net loss (2022 constant currency adjusted)	$(179.9)	$(287.7)	$107.8	$(396.2)	$(973.6)	$577.4
Adjusted EBITDA	$42.5	$14.5	$28.0	$425.8	$46.6	$379.2
Adjusted EBITDA (2022 constant currency adjusted)	$42.6	$14.5	$28.1	$422.9	$46.6	$376.3
Free cash flow	$(149.9)	$(105.6)	$(44.3)	$(440.8)	$(830.5)	$389.7
Adjusted net loss	$(118.6)	$(152.9)	$34.3	$(318.8)	$(727.9)	$409.1
Adjusted diluted loss per share	$(0.54)	$(1.40)	$0.86	$(1.90)	$(6.95)	$5.05
Operating Metrics
Attendance (in thousands)	51,920	49,584	4.7%	239,485	200,965	19.2%
U.S. markets attendance (in thousands)	35,469	33,754	5.1%	169,378	141,376	19.8%
International markets attendance (in thousands)	16,451	15,830	3.9%	70,107	59,589	17.7%
Average screens	9,746	10,087	(3.4)%	9,850	10,118	(2.6)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Cash, Balance Sheet, and Capital Markets Activity

Cash at December 31, 2023 was $884.3 million excluding restricted cash of $27.1 million.

Fourth Quarter 2023

During the fourth quarter 2023, AMC:

●	Raised gross proceeds of $350.0 million, before commissions and fees, from the sale of 48.0 million shares of our Class A common stock.
●	Repurchased $50.0 million aggregate principal amounts of the Second Lien Notes due 2026 for $40.2 million, at an approximate discount of 20%.
●	Exchanged $105.3 million aggregate principal amounts of the Second Lien Notes due 2026 for 14.2 million shares of Class A common stock.

Full Year 2023

●	Raised gross proceeds of $865 million, before commissions and fees, from the sale of 88 million AMC shares of Class A common stock and 17.7 million APE units (adjusted for the 10 for 1 reverse split completed on August 25, 2023).
●	Repurchased $215.6 million aggregate principal amounts of the Second Lien Notes due 2026 for $139.9 million, at an approximate discount of 35%.
●	Exchanged $105.3 million aggregate principal amounts of the Second Lien Notes due 2026 for 14.2 million shares of Class A common stock.
●	Exchanged $100 million of aggregate principal amounts of Second Lien Notes due 2026 for 9.1 million APE units (adjusted for the 10 for 1 reverse split completed on August 25, 2023).
●	Repurchased $4.1 million aggregate principal amounts of 5.875% Senior Subordinated Notes due 2026, at an approximate discount of 59%.

●	As of December 31, 2023, AMC’s total aggregate principal amount of debt and finance leases was approximately $4,559.7 million, a $448.1 million reduction compared to $5,007.8 million at December 31, 2022.

First Quarter 2024

During the first quarter 2024, AMC:

●	Exchanged $17.5 million aggregate principal amounts of the Second Lien Notes due 2026 for 2.5 million shares of Class A common stock.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Wednesday, February 28, 2024. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditure, Adjusted EBITDA and estimate cash and cash equivalent. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; availability of financing upon favorable terms or at all; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production and performance (including as a result of production delays to the release of movies caused by labor stoppages, including but not limited to the Writers Guild of America strike and the Screen Actors Guild-American Federation of Television and Radio Artists strike that occurred during 2023); general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of common stock; dilution of voting power through the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s 2023 Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended September 30, 2023, each as filed with the SEC, and the risks, trends and uncertainties identified in AMC’s other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

Quarter and Year Ended December 31, 2023 and December 31, 2022

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
Admissions	$614.6	$561.3	$2,690.5	$2,201.4
Food and beverage	370.2	331.2	1,669.8	1,313.7
Other theatre	119.6	98.4	452.3	396.3
Total revenues	1,104.4	990.9	4,812.6	3,911.4

Operating costs and expenses
Film exhibition costs	263.3	270.0	1,291.1	1,051.7
Food and beverage costs	72.1	62.9	315.3	228.6
Operating expense, excluding depreciation and amortization below	446.5	380.8	1,691.5	1,528.4
Rent	222.7	217.4	873.5	886.2
General and administrative:
Merger, acquisition and other costs	0.2	1.7	1.7	2.1
Other, excluding depreciation and amortization below	57.1	46.4	241.9	207.6
Depreciation and amortization	85.9	103.0	365.0	396.0
Impairment of long-lived assets	106.9	133.1	106.9	133.1
Operating costs and expenses	1,254.7	1,215.3	4,886.9	4,433.7

Operating loss	(150.3)	(224.4)	(74.3)	(522.3)
Other expense (income):
Other expense (income)	(64.4)	(38.0)	(69.1)	53.6
Interest expense:
Corporate borrowings	93.5	89.8	369.6	336.4
Finance lease obligations	0.9	0.9	3.7	4.1
Non-cash NCM exhibitor services agreement	9.4	9.6	37.9	38.2
Equity in (earnings) loss of non-consolidated entities	(2.4)	(1.7)	(7.7)	1.6
Investment expense (income)	(4.1)	2.7	(15.5)	14.9
Total other expense, net	32.9	63.3	318.9	448.8

Net loss before income taxes	(183.2)	(287.7)	(393.2)	(971.1)
Income tax (benefit) provision	(1.2)	—	3.4	2.5
Net loss	$(182.0)	$(287.7)	(396.6)	(973.6)

Diluted loss per share	$(0.83)	$(2.64)	$(2.37)	$(9.29)

Average shares outstanding diluted (in thousands)	218,620	109,111	167,644	104,769

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2023	December 31, 2022
Cash and cash equivalents	$884.3	$631.5
Corporate borrowings	4,577.4	5,140.8
Other long-term liabilities	102.7	105.1
Finance lease liabilities	55.4	58.8
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,847.9)	(2,624.5)
Total assets	9,009.2	9,135.6

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2023	2022	2023	2022
Net cash used in operating activities	$(77.8)	$(33.3)	$(215.2)	$(628.5)
Net cash used in investing activities	$(63.7)	$(70.3)	$(180.1)	$(224.0)
Net cash provided by (used in) financing activities	$294.0	$44.2	$649.3	$(91.3)
Free cash flow	$(149.9)	$(105.6)	$(440.8)	$(830.5)
Capital expenditures	$(72.1)	$(72.3)	$(225.6)	$(202.0)
Screen additions	—	14	—	51
Screen acquisitions	16	28	31	157
Screen dispositions	80	99	461	323
Construction (closures) openings, net	45	13	15	27
Average screens	9,746	10,087	9,850	10,118
Number of screens operated	10,059	10,474	10,059	10,474
Number of theatres operated	898	940	898	940
Screens per theatre	11.2	11.1	11.2	11.1
Attendance (in thousands)	51,920	49,584	239,485	200,965

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	35,469	33,754	169,378	141,376
International markets	16,451	15,830	70,107	59,589
Consolidated	51,920	49,584	239,485	200,965

Average ticket price (in dollars):
U.S. markets	$12.83	$12.22	$11.90	$11.62
International markets	$9.70	$9.40	$9.63	$9.38
Consolidated	$11.84	$11.32	$11.23	$10.95

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.31	$7.76	$7.95	$7.47
International markets	$4.58	$4.37	$4.60	$4.33
Consolidated	$7.13	$6.68	$6.97	$6.54

Average Screen Count (month end average):
U.S. markets	7,326	7,604	7,403	7,635
International markets	2,420	2,483	2,447	2,483
Consolidated	9,746	10,087	9,850	10,118

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
U.S. markets	$832.8	$737.4	$3,688.6	$2,961.7
International markets	271.6	253.5	1,124.0	949.7
Consolidated	$1,104.4	$990.9	$4,812.6	$3,911.4

Adjusted EBITDA
U.S. markets	$33.9	$7.4	$370.2	$59.6
International markets	8.6	7.1	55.6	(13.0)
Consolidated	$42.5	$14.5	$425.8	$46.6

Capital Expenditures
U.S. markets	$54.8	$46.9	$167.0	$138.4
International markets	17.3	25.4	58.6	63.6
Consolidated	$72.1	$72.3	$225.6	$202.0

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss	$(182.0)	$(287.7)	$(396.6)	$(973.6)
Plus:
Income tax provision	(1.2)	—	3.4	2.5
Interest expense	103.8	100.3	411.2	378.7
Depreciation and amortization	85.9	103.0	365.0	396.0
Impairment of long-lived assets (2)	106.9	133.1	106.9	133.1
Certain operating (income) expense (3)	(1.5)	(2.5)	2.5	8.0
Equity in (earnings) loss of non-consolidated entities	(2.4)	(1.7)	(7.7)	1.6
Cash distributions from non-consolidated entities (4)	2.6	1.6	6.5	6.6
Attributable EBITDA (5)	0.6	0.3	2.2	0.4
Investment expense (income) (6)	(4.1)	2.7	(15.5)	14.9
Other expense (income) (7)	(59.9)	(30.5)	(61.3)	80.4
Other non-cash rent benefit (8)	(8.0)	(6.0)	(35.0)	(26.6)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	0.2	1.7	1.7	2.1
Stock-based compensation expense (10)	1.6	0.2	42.5	22.5
Adjusted EBITDA (1)	$42.5	$14.5	$425.8	$46.6

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the year ended December 31, 2023, we recorded non-cash impairment charges related to our long-lived assets of $49.2 million on 68 theatres in the U.S. markets with 738 screens which were related to property, net and operating lease right-of-use assets, net and $57.7 million on 57 theatres in the International markets with 488 screens which were related to property, net and operating lease right-of-use assets, net.

During the year ended December 31, 2022, we recorded non-cash impairment charges related to our long-lived assets of $73.4 million on 68 theatres in the U.S. markets with 817 screens which were related to property, net and operating lease right-of-use assets, net and $59.7 million on 53 theatres in the International markets with 456 screens which were related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Equity in (earnings) loss of non-consolidated entities	$(2.4)	$(1.7)	$(7.7)	$1.6
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.9)	(2.3)	(6.6)	(5.4)
Equity in earnings (loss) of International theatre joint ventures	0.5	(0.6)	1.1	(7.0)
Income tax expense	0.2	—	0.1	0.1
Investment expense (income)	(0.5)	—	(0.6)	0.2
Interest expense	—	0.1	0.2	0.1
Impairment of long-lived assets	—	—	—	4.2
Depreciation and amortization	0.4	0.8	1.4	2.8
Attributable EBITDA	$0.6	$0.3	$2.2	$0.4
6)	Investment expense (income) during the year ended December 31, 2023, primarily includes $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(15.3) million, partially offset by deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $6.6 million and deterioration in estimated value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $6.0 million.

Investment expense (income) during the year ended December 31, 2022, primarily includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $12.5 million and a loss on sale of our investment in NCM common units, partially offset by $(6.2) million of appreciation in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation and interest income of $(5.8) million.

7)	Other expense (income) during the year ended December 31, 2023 primarily consists of gains on debt extinguishment of $(142.8) million and foreign currency transaction gains of $(17.8) million, partially offset by non-cash litigation charge of $99.3 million.

Other expense (income) during the year ended December 31, 2022 included loss on debt extinguishment of $92.8 million, partially offset by income related to foreign currency transaction gains of $(12.3) million and contingent lease guarantees of $(0.2) million.

8)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

9)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

10)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Non-GAAP Operating Cash (Burn) Generated (1) and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net cash used in operating activities	$(77.8)	$(33.3)	$(215.2)	$(628.5)
Plus: total capital expenditures	(72.1)	(72.3)	(225.6)	(202.0)
Less: Cash interest paid	131.2	124.5	421.2	379.0
Non-recurring lease receipts (3)	—	—	(13.0)	—
Repayment of deferred lease amounts (2)	17.9	38.6	100.9	157.9
Non-GAAP Operating cash (burn) generated (1)	$(0.8)	$57.5	$68.3	$(293.6)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net cash used in operating activities	$(77.8)	$(33.3)	$(215.2)	$(628.5)
Plus: total capital expenditures	(72.1)	(72.3)	(225.6)	(202.0)
Free cash flow (1)	$(149.9)	$(105.6)	$(440.8)	$(830.5)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (5)	$36.6	$37.3	$89.3	$97.4
Maintenance capital expenditures (4)	54.5	39.5	137.6	102.2
Change in construction payables (6)	(19.0)	(4.5)	(1.3)	2.4
Total capital expenditures	$72.1	$72.3	$225.6	$202.0

1)	We present “Non-GAAP Operating Cash (Burn) Generated” and “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Additionally, our definition of Non-GAAP Operating Cash (Burn) Generated is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for interest expense and the deferral or repayment of lease amounts that were due and not paid during the COVID-19 pandemic. Therefore, we believe it is important to view Non-GAAP Operating Cash (Burn) Generated and Free Cash Flow as supplemental to our entire statement of cash flows. The term Non-GAAP Operating Cash (Burn) Generated and Free Cash Flow may differ from similar measures reported by other companies.

2)	Repayment of deferred lease amounts represent those lease amounts that were due and not paid during the COVID-19 pandemic. Their impact is excluded from Non-GAAP Operating Cash (Burn) Generated to provide a more normalized cash rent payment stream.

3)	Non-recurring lease receipts represent lease termination cash payments received during the quarter and year ended December 31, 2023. Their impact is excluded from Non-GAAP Operating Cash (Burn) Generated to provide a more normalized cash rent payment stream.

4)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

5)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

6)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 10):

Quarter and Year Ended December 31, 2023

(dollars in millions) (unaudited)

	Quarter Ended			Year Ended
	December 31, 2023			December 31, 2023
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$455.1	$152.5	$607.6	$2,015.7	$667.8	$2,683.5
Food and beverage	294.9	72.0	366.9	1,347.3	319.0	1,666.3
Other theatre	82.9	35.3	118.2	325.7	125.8	451.5
Total revenues	832.9	259.8	1,092.7	3,688.7	1,112.6	4,801.3

Operating costs and expenses
Film exhibition costs	205.6	55.3	260.9	1,023.3	264.9	1,288.2
Food and beverage costs	52.7	18.6	71.3	233.9	80.6	314.5
Operating expense	331.4	110.1	441.5	1,261.8	426.9	1,688.7
Rent	166.5	53.5	220.0	651.5	220.0	871.5
General and administrative:
Merger, acquisition and other costs	0.3	(0.1)	0.2	1.7	—	1.7
Other	38.3	18.0	56.3	169.2	72.7	241.9
Depreciation and amortization	67.8	17.3	85.1	286.5	78.3	364.8
Impairment of long-lived assets	49.2	55.8	105.0	49.2	55.8	105.0
Operating costs and expenses	911.8	328.5	1,240.3	3,677.1	1,199.2	4,876.3

Operating income (loss)	(78.9)	(68.7)	(147.6)	11.6	(86.6)	(75.0)
Other income	(45.5)	(18.1)	(63.6)	(47.3)	(22.7)	(70.0)
Interest expense	88.0	15.7	103.7	348.8	62.4	411.2
Equity in earnings of non-consolidated entities	(1.7)	(0.8)	(2.5)	(5.5)	(2.3)	(7.8)
Investment expense (income)	(3.1)	(1.1)	(4.2)	1.6	(17.2)	(15.6)
Total other expense, net	37.7	(4.3)	33.4	297.6	20.2	317.8
Loss before income taxes	(116.6)	(64.4)	(181.0)	(286.0)	(106.8)	(392.8)
Income tax provision (benefit)	0.2	(1.3)	(1.1)	1.8	1.6	3.4
Net loss	$(116.8)	$(63.1)	$(179.9)	$(287.8)	$(108.4)	$(396.2)

Attendance	35,469	16,451	51,920	169,378	70,107	239,485
Average Screens	7,326	2,420	9,746	7,403	2,447	9,850
Average Ticket Price	$12.83	$9.27	$11.70	$11.90	$9.53	$11.21
Food and Beverage Revenues per patron	$8.31	$4.38	$7.07	$7.95	$4.55	$6.96
Other Revenues per patron	$2.34	$2.15	$2.28	$1.92	$1.79	$1.89

Select Consolidated Constant Currency Financial Data (see Note 11):

Quarter Ended December 31, 2023

(dollars in millions) (unaudited)

	Quarter Ended
	December 31, 2023
	Constant Currency (11)
	US	International	Total
Revenues
Admissions	$455.1	$166.4	$621.5
Food and beverage	294.9	78.7	373.6
Other theatre	82.9	38.5	121.4
Total revenues	832.9	283.6	1,116.5

Operating costs and expenses
Film exhibition costs	205.6	60.4	266.0
Food and beverage costs	52.7	20.2	72.9
Operating expense	331.4	120.1	451.5
Rent	166.5	58.5	225.0
General and administrative:
Merger, acquisition and other costs	0.3	(0.1)	0.2
Other	38.3	19.7	58.0
Depreciation and amortization	67.8	18.9	86.7
Impairment of long-lived assets	49.2	59.3	108.5
Operating costs and expenses	911.8	357.0	1,268.8

Operating income	(78.9)	(73.4)	(152.3)
Other income	(45.5)	(19.4)	(64.9)
Interest expense	88.0	15.8	103.8
Equity in earnings of non-consolidated entities	(1.7)	(0.8)	(2.5)
Investment income	(3.1)	(1.0)	(4.1)
Total other expense (income), net	37.7	(5.4)	32.3
Loss before income taxes	(116.6)	(68.0)	(184.6)
Income tax provision (benefit)	0.2	(1.4)	(1.2)
Net loss	$(116.8)	$(66.6)	$(183.4)

Attendance	35,469	16,451	51,920
Average Screens	7,326	2,420	9,746
Average Ticket Price	$12.83	$10.11	$11.97
Food and Beverage Revenues per patron	$8.31	$4.78	$7.20
Other Revenues per patron	$2.34	$2.34	$2.34

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Quarter and Year Ended December 31, 2023

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31, 2023	December 31, 2023
	Constant Currency (10)	Constant Currency (10)
Net loss	$(179.9)	$(396.2)
Plus:
Income tax provision	(1.1)	3.4
Interest expense	103.7	411.2
Depreciation and amortization	85.1	364.8
Impairment of long-lived assets (2)	105.0	105.0
Certain operating (income) expense (3)	(1.7)	2.3
Equity in (earnings) of non-consolidated entities	(2.5)	(7.8)
Cash distributions from non-consolidated entities (4)	2.6	6.5
Attributable EBITDA (5)	0.7	2.3
Investment income (6)	(4.2)	(15.6)
Other income (7)	(58.9)	(62.2)
Other non-cash rent benefit (8)	(8.0)	(35.0)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	0.2	1.7
Stock-based compensation expense (10)	1.6	42.5
Adjusted EBITDA (1)	$42.6	$422.9

Adjusted EBITDA (in millions) (1)
U.S. markets	$33.9	$370.2
International markets	8.7	52.7
Total Adjusted EBITDA (1)	$42.6	$422.9

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the year ended December 31, 2023, we recorded non-cash impairment charges related to our long-lived assets of $49.2 million on 68 theatres in the U.S. markets with 738 screens which were related to property, net and operating lease right-of-use assets, net and $55.8 million on 57 theatres in the International markets with 488 screens which were related to property, net and operating lease right-of-use assets, net.

During the year ended December 31, 2022, we recorded non-cash impairment charges related to our long-lived assets of $73.4 million on 68 theatres in the U.S. markets with 817 screens which were related to property, net and operating lease right-of-use assets, net and $59.7 million on 53 theatres in the International markets with 456 screens which were related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2023	2023
	Constant Currency	Constant Currency
Equity in (earnings) of non-consolidated entities	$(2.5)	$(7.8)
Less:
Equity in (earnings) of non-consolidated entities excluding international theatre joint ventures	(1.9)	(6.6)
Equity in earnings of International theatre joint ventures	0.6	1.2
Income tax provision	0.2	0.1
Interest expense	0.1	0.2
Investment income	(0.6)	(0.7)
Depreciation and amortization	0.4	1.5
Attributable EBITDA	$0.7	$2.3
6)	Investment income during the quarter ended December 31, 2023, primarily includes interest income of $(6.9) million, partially offset by deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $1.2 million and deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $0.6 million.

Investment income during the year ended December 31, 2023, primarily includes $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(15.4) million, partially offset by deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $6.6 million and deterioration in estimated fair value our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $6.0 million.

7)	Other income during the quarter ended December 31, 2023, includes gains on debt extinguishment of $(45.3) million and foreign currency transaction gains of $(13.9) million.

Other income during the year ended December 31, 2023, includes gains on debt extinguishment of $(142.8) million and foreign currency transaction gains of $(19.2) million, partially offset by a non-cash litigation charge of $99.3 million.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

9)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

10)	Non-cash expense included in General and Administrative: Other.

11)	The International segment information for the quarter and year ended December 31, 2023, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2022. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

12)	The International segment information for the quarter ended December 31, 2023, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per share:

Quarter and Year Ended December 31, 2023 and December 31, 2022

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31	December 31	December 31	December 31
	2023	2022	2023	2022
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(182.0)	$(287.7)	$(396.6)	$(973.6)
Calculation of adjusted net loss for diluted loss per share:
Impairment of long-lived assets	106.9	133.1	106.9	133.1
(Gain) loss on extinguishment of debt	(45.3)	(3.6)	(142.8)	92.8
Loss on investments in NCM and HYMC	1.8	5.3	14.4	19.8
Non-cash shareholder litigation	—	—	99.3	—
Adjusted net loss for diluted loss per share	$(118.6)	$(152.9)	$(318.8)	$(727.9)

Denominator (shares in thousands):
Weighted average shares for diluted loss per share	218,620	109,111	167,644	104,769

Adjusted diluted loss per share	$(0.54)	$(1.40)	$(1.90)	$(6.95)

We present adjusted net loss for diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The impact of RSUs and PSUs was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and net loss diluted per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for diluted loss per share and adjusted loss per share may not be comparable to similarly titled measures reported by other companies.

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